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                                                                  EXHIBIT 99(b)

                 Form 10-K for the year ended December 31, 1994

Note Q -- Subsequent Event

         On February 7, 1995, the Company announced an agreement to sell the assets of its Oklahoma City-based operations to Capital West Corp. subject to certain conditions. Included in the agreement are the assets related to the Company's retail offices in Oklahoma, several retail offices in Texas, and the Oklahoma-based public finance, institutional trading, and sales departments. If the transaction is consummated the Company will receive cash, secured and subordinated notes, and warrants to purchase a minority interest in Capital West Corp. In addition, the agreement calls for Capital West Corp. to assume certain office and equipment lease obligations of the Company. The sale would result in the reduction of approximately 70 investment executives and approximately 50 support staff located in 26 branch offices.

Unaudited pro forma financial information assuming the transaction had taken place at the beginning of the year is presented below:

               Unaudited Pro Forma Combined Results of Operations

                 Revenue                          $ 81,413,000
                 Net Loss                            4,427,000
                 Loss Per Primary Share                   1.04

The above pro forma statements do not purport to be indicative of results which actually would have occurred had the sale been made on January 1, 1994.